EXHIBIT 16

October 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01(a) of the Form 8-K of Vascular Solutions, Inc. filed on October 1, 2004 and Amendment No. 1 to that form filed on October 22, 2004 and are in agreement with the statements contained in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    Ernst & Young LLP